Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made effective as of November 5, 2010 (the “Effective Date”) by and between Christopher M. Anderson (“Mr. Anderson”) and M.D.C. Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, Mr. Anderson will retire as an officer of the Company effective at the close of business on the Effective Date; and

WHEREAS, Mr. Anderson and the Company have agreed that Mr. Anderson is entitled to certain compensation upon termination of his employment pursuant to a letter agreement dated June 13, 2008 and change in control and separation agreement dated July 14, 2008 (collectively, the “2008 Agreement”); and

WHEREAS, Mr. Anderson has been a loyal and effective employee of the Company and deserves to be rewarded for his service to the Company; and

WHEREAS, Mr. Anderson and the Company have agreed that, after the date of his retirement as an officer of the Company, Mr. Anderson will provide services to the Company as a consultant.

NOW, THEREFORE, the parties agree as follows:

1. Retirement from Officer Positions; Consulting. Mr. Anderson confirms that, effective as of the close of business on the Effective Date, he has retired from all officer and director positions with the Company and the Company’s subsidiaries. On or before seven days following the Effective Date, the Company will pay Mr. Anderson: (i) $1,000,000 constituting amounts payable to Mr. Anderson pursuant to the 2008 Agreement; (ii) a lump sum payment of $200,000 constituting his pro-rated annual bonus for 2010; and (iii) a lump sum payment consisting of his accrued and unused vacation as of the Effective Date, computed based upon his compensation as of that date. In addition, on the Effective Date, Mr. Anderson shall be fully vested in all shares of restricted stock that were previously awarded to him and that were unvested as of the Effective Date. Mr. Anderson will be responsible for all local, state and federal taxes on this compensation and these amounts will be subject to applicable withholding.

2. Consulting Term. Effective as of November 6, 2010, and continuing through February 4, 2011 (“Consulting Term”), the Company agrees to engage Mr. Anderson as an independent contractor to perform the duties outlined in Section 3 below.

3. Duties.

3.1. During the Consulting Term, Mr. Anderson will provide advice and assistance to the Company relating to the functions and duties performed while he was an officer of the Company, as may be mutually agreed to by the Company’s Chief Operating Officer and Mr. Anderson and as they may be reasonably requested by the Company’s Chief Operating Officer; provided that Mr. Anderson will not be responsible for the public reporting requirements of the Company. Mr. Anderson will report directly to the Company’s Chief Operating Officer. Mr. Anderson will not supervise any Company employees or other personnel.

3.2. The duties performed by Mr. Anderson during the Employment Term and the Consulting Term will not exceed 20 hours per week.

4. Responsibilities. Mr. Anderson agrees to observe, abide by and comply with all corporate policies and procedures of the Company. Mr. Anderson hereby certifies that, since he last signed a Certificate of Compliance, he is not aware of any violations of the Company’s Corporate Code of Conduct that have not been reported to the other members of the Company’s Compliance Committee.

5. Consulting Compensation During the Consulting Term.

5.1 Mr. Anderson will receive compensation in the gross amount of $25,000 per month (to be prorated for any partial months) payable on or before the 10th day of each month or, at the Company’s discretion, on the Company’s payroll dates for the work to be performed that month. Mr. Anderson shall be entitled only to this compensation and to no other compensation whatsoever. Mr. Anderson will be responsible for all local, state, federal and self-employment taxes on this compensation.

5.2 The Company will reimburse Mr. Anderson for reasonable out of pocket expenses (other than commuting expenses incurred in the metropolitan Denver area) incurred in the performance of the Company’s business.

5.3 Mr. Anderson will not receive any benefits including, without limitation, any medical plan benefits. Mr. Anderson shall be responsible for obtaining and paying the cost of COBRA coverage for any medical plan coverage. Mr. Anderson will not vest in any equity awards during the Consulting Term or as a result of his engagement as a consultant, but rather the terms of the Plan and the Award Agreements will govern.

6. Confidentiality; Non-Solicitation; Non-Compete.

6.1 Mr. Anderson recognizes and acknowledges that he has and will have access to confidential information of the Company, its subsidiaries and affiliated companies, and that such information constitutes valuable, special and unique property and trade secrets of the Company, its subsidiaries and affiliated companies. Mr. Anderson agrees that he will not use, disclose or otherwise permit, and will take all reasonable precautions to prevent any person, firm, corporation, or other entity from having access to the confidential information of the Company, except for authorized representatives of the Company, its subsidiaries and affiliated companies, and except as authorized in writing by the Company.

6.2 Mr. Anderson agrees that, during a term expiring on November 5, 2011, he will not induce or attempt to induce (on behalf of himself or any other party) any employee of the Company (or its subsidiaries) to leave the employment of the Company or its Subsidiaries (the “Non-Solicitation Obligation”). The Non-Solicitation Obligation shall survive until November 5, 2011.

6.3 Mr. Anderson acknowledges that, should the confidential information described above become available to one of the Company’s competitors, there is a grave risk that the Company would be damaged financially as a result. Mr. Anderson recognizes that any agreement to maintain the confidentiality of such information would be difficult to enforce if he went to work for a competitor of the Company. Therefore, Mr. Anderson agrees that for a period continuing through November 5, 2011, he will not own, control, operate, manage, consult with, be employed by, or otherwise participate in any business that builds and sells single family detached homes in the markets in which the Company or its subsidiaries build and sell single family detached homes and substantially competes with the Company (collectively, the “Competing Business”), provided, however, Mr. Anderson may own stock in a publicly traded company engaged in the Competing Business so long as his ownership is less than 10% of the outstanding stock of the publicly traded company. Any breach of this provision by Mr. Anderson will entitle the Company to such relief, including injunctive relief, as may be permitted by law or equity.

6.4 In view of the nature of Mr. Anderson’s prior and current employment and the information he has received during the course of his employment, he acknowledges that the Company would be irreparably harmed by any violation, or threatened violation, of this Section 6 and that, therefore, the Company shall be entitled to an injunction prohibiting him from any violation or threatened violation of this Section 6. Mr. Anderson also acknowledges that, in the event that he should breach any of his obligations under this Section 6, his consulting engagement will automatically terminate and he will be entitled to no further compensation. The obligations under this Section 6 shall survive the termination or expiration of this Agreement.

7. Termination. Neither party may terminate this Agreement from the Effective Date through the end of the Consulting Term of this Agreement unless the other party’s performance or conduct is in breach of this Agreement. In such event, the non-breaching party may terminate this Agreement after giving written notice to the breaching party specifying the claimed breach and a meaningful opportunity to cure such breach.

8. Dispute.

8.1 In the event of a dispute, controversy or claim arising out of or relating to this Agreement, except for any dispute, controversy or claim arising out of or related to Sections 6, 7 or 9 of this Agreement, such matter will be resolved exclusively by binding arbitration in Denver, Colorado before the Judicial Arbiter Group or other organization agreed upon by both parties. The Company will pay the expenses of the arbitrator. Each party will bear its own expenses, including legal fees and expenses, in conducting such arbitration. The arbitrator in such arbitration shall have no authority to award punitive or special damages to any party. The award of the arbitrator may be enforced in any court of competent jurisdiction.

8.2 Any claim arising from or pursuant to this Agreement must be made in writing no later than (i) 90 days after the facts upon which such claim is based were known or would have been discovered through the exercise of reasonable diligence or (ii) twelve (12) months after the occurrence of such facts, which ever time first occurs. If the parties are unable to amicably resolve any claim, an arbitration proceeding must be commenced pursuant to the preceding Section not later than twelve (12) months after the first to occur of (i) or (ii) of this Section 8.2. Any claim not timely made within the periods set forth in this Section 8.2 shall be deemed irrevocably waived.

9. Non-Disparagement. Both parties mutually agree that they will not make any disparaging public comments or remarks about the other party (including comments or remarks regarding the Company’s employees and/or directors). The obligations under this Section 9 shall survive the termination or expiration of this Agreement.

10. Release. Except for the obligations under this Agreement, Mr. Anderson hereby releases and forever discharges the Company and its subsidiaries and affiliates from any and all claims, demands or other legal responsibilities of any kind, whether known or unknown, which Mr. Anderson now has, has ever had, or may have in the future against the Company from the beginning of time through the Effective Date of this Agreement; provided that indemnity obligations to which Mr. Anderson is entitled by law, by existing agreements with the Company, and as contained in the Company’s Bylaws will survive and are not released. Mr. Anderson acknowledges that this release of claims covers claims that he may not know about. Mr. Anderson agrees to sign, at the end of the Consulting Term, a release to the same effect as set forth above, effective through that date.

11. Other Agreements/Benefits. This Agreement is in lieu of any severance and all other agreements or programs that might provide benefits to Mr. Anderson. Accordingly, and except as may be expressly provided otherwise in this Agreement, Mr. Anderson hereby waives all benefits or claims with respect to or under any such other agreements or programs, such as (without limitation) change-in-control agreements and severance benefits, and any such agreements are hereby cancelled as to Mr. Anderson.

12. Miscellaneous.

12.1 Neither party may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party.

12.2 Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

12.3 If any provisions of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly, to effectuate the essential intent and purposes of this Agreement.

12.4 As to the subject matter of this Agreement, there are no oral agreements or understandings that limit, expand, or otherwise pertain to these matters. This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

12.5 Any notice which is required or permitted to be given under this Agreement shall be given by personal delivery or certified mail, return receipt requested, and directed to the respective party at its last known address. Unless and until changed, the address of the parties shall be as follows:

TO:	Company

M.D.C. Holdings, Inc.

Attn: General Counsel

4350 South Monaco Street, Suite 500

Denver, CO 80237

TO:	Mr. Anderson

Christopher M. Anderson

6671 Tremolite Drive

Castle Rock, CO 80108

All notices shall be deemed given on the date of personal delivery or, if mailed postage prepaid by certified mail, return receipt requested, on the date of delivery appearing on the return receipt therefor.

12.6 This Agreement cannot be changed or modified except by a written instrument executed by both parties.

12.7 This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof.

12.8 The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.9 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In the event any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

12.10 Mr. Anderson acknowledges and represents that the Company has advised him that: (1) he has the right to consult with an attorney before signing this Agreement (and he acknowledges that he has in fact done so), (2) he is releasing the Company and its affiliates from, among other things, any claims which he might have against the Company pursuant to the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act of 1990; (3) this Agreement does not cover any rights or claims that may arise under the ADEA after the date of execution of this Agreement; (4) he has twenty-one days to consider this Agreement before signing it (the “21-Day Review Period”); and (5) he has seven days after signing this Agreement in which to revoke this Agreement (the “7-Day Revocation Period”) by delivering notice of his desire to revoke to the Company at 4350 South Monaco Street, 5th floor, Denver, Colorado 80237, attention: General Counsel. This Agreement shall become fully binding upon each of the parties only after expiration of the 7-Day Revocation Period and the full execution hereof. Mr. Anderson hereby waives the 21-Day Review Period.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement on the dates set forth below.

/s/ Christopher M. Anderson
Name:	Christopher M. Anderson
Date:	November 5, 2010

M.D.C. HOLDINGS, INC.

By:	/s/ David D. Mandarich
Name:	David D. Mandarich
Title:	President
Date:	November 5, 2010